Exhibit 10.5

$11,350,933	BETHESDA, MARYLAND December 9, 2022

PROMISSORY NOTE

FOR VALUE RECEIVED, ALSET INC. having an address at 4800 Montgomery Lane, Suite 210, Bethesda, MD 20814 (“Debtor”), hereby unconditionally promises to pay to the order of ALSET EHOME INC. having an address at 4800 Montgomery Lane, Suite 210, Bethesda, MD 20814 (together with its successors and assigns, “Holder”), the principal amount of Eleven Million Three Hundred and Fifty Thousand Nine Hundred and Thirty Three U.S. Dollars ($11,350,933) ($11,350,933) (the “Principal Amount”) at Holder’s address, or at such other place as Holder may from time to time designate in writing, in lawful money of the United States and in immediately available funds, together with all accrued interest thereon as provided in this Promissory Note (this “Note”), and all other amounts due and payable under this Note, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with their terms.

1. Payment of Interest and Principal. This Note is delivered pursuant to the terms of that certain Stock Purchase Agreement dated as of the hereof. Debtor promises to pay the Principal Amount, plus interest to the order of Holder in accordance with the terms and conditions set forth in this Note. The Principal Amount and interest under this Note shall be payable as follows:

(a) Interest. The outstanding Principal Amount shall accrue interest and payable semi-annually at an annual rate equal to 7.2%) (the “Interest Rate”) from the date of this Note until the entire Principal Amount is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise. All computations of interest shall be made on the basis of the actual number of days elapsed in a given year. The Interest Rate is the rate Debtor shall pay both before and after any default under the terms of this Note.

(b) Default Interest Rate: To the extent permitted by applicable law, the unpaid principal balance shall bear interest after default of interest payment at the Default Interest Rate. The “Default Interest Rate” shall be fourteen percent (14%) per annum, but never more than the maximum lawful rate or at a rate that would cause the total interest contracted for, charged or received by Holder to exceed the applicable maximum lawful amount.

(c) Term and Monthly Payment Dates. Debtor shall pay the Principal Amount in full on the Maturity Date (defined below).

(d) Final Payment Date. Debtor shall pay all amounts due and owing under this Note no later than December 9, 2027 (the “Maturity Date”).

(e) Manner of Payment. All payments of interest, principal, and all other sums due hereunder shall be made in lawful money of the United States of America on the date on which such payment is due by personal check, certified check, or cash. Payments may also be submitted by wire transfer of immediately available funds to Holder’s account at a bank specified by Holder in writing to Debtor from time to time.

(f) Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder; second, to accrued interest at the Interest Rate; and third, to the payment of the principal amount outstanding under the Note.

2. Prepayment of the Note. Debtor shall be permitted to prepay all or any portion of the Principal Amount at any time and from time to time without the imposition of any prepayment penalty or charge by Holder. Unless Debtor pays the Principal Amount in full, the monthly payments shall remain the same.

3. Corporate Guarantees: The Debtor shall provide an unconditional and irrevocable corporate guarantee in favor of the Holder, for securing the payment obligations of the Debtor to the Holder.

4. Share Charge: All outstanding 2,567,358 shares of American Home REIT Inc. shares to be charged to Alset EHome Inc. and Alset EHome Inc. can only enforce the share charge or take possession of the aforementioned shares if Debtor defaults on the interest payment and/or principal payment.

5. Waivers. Debtor hereby acknowledges giving up the right to require that Holder do any of the following: (a) demand payment; (b) notify Debtor of nonpayment; and (c) obtain an official certified statement showing nonpayment. Holder’s failure or delay in exercising any right, remedy, power, or privilege under this Note or under any applicable law shall not operate as a waiver of any of Holder’s rights, remedies, powers, or privileges provided under this Note or provided by law or available in equity. For example, Holder does not waive its right to declare Debtor in default by making payments or incurring expenses on Debtor’s behalf. Notwithstanding the above, nothing in this Note shall be construed to constitute a waiver of Debtor’s right to cure a default and Debtor specifically maintains the right to a cure period provided under this Note.

6. Amendments, Extensions, and Modifications. No term of this Note may be amended, supplemented, or otherwise modified except by an instrument in writing signed by Debtor and Holder.

7. Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, equity, tort, or otherwise) based upon, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of law.

8. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or other provision hereof is invalid, illegal, or unenforceable, Debtor and Holder shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9. Notices. Debtor and Holder shall deliver all notices, demands, and other communications under this Note (each a “Notice”) in writing and addressed to the other party at the addresses set forth on the introductory paragraph of this Note (or to such other address that either party may designate from time to time in writing). Debtor and Holder shall deliver all Notices by nationally recognized overnight courier (with all fees prepaid), facsimile, email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this provision.

10. Headings. The headings of the various articles, sections, and subsections in this Note are for reference only and shall not define, expand, or limit any of the terms or provisions hereof.

11. Signatures. Debtor hereby understands and agrees to the terms of this Note.

[signature page follows]

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IN WITNESS WHEREOF, Debtor has executed this Note as of the date set out above.

DEBTOR:

ALSET INC., a Texas Corporation

Witnessed or Attested by:	By:	/s/ Alan Lui
Name:	Name:	Alan Lui
	Title:	Co-Chief Financial Officer

HOLDER:

ALSET EHOME INC., a Delaware Corporation

Witnessed or Attested by:	By:	/s/ Chan Heng Fai, Ambrose
Name:	Name:	Chan Heng Fai, Ambrose
	Title:	Chairman and Executive Director

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